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                                                  Rule 424(b)(2) and Rule 424(c)
                                                  Registration No. 333-89133

PRICING SUPPLEMENT NO. 1                                  Dated:  March 21, 2000

        (To Prospectus dated November 16, 1999 and Prospectus Supplement dated November 17, 1999)


                                  $300,000,000

                                    TRW INC.
                           MEDIUM-TERM NOTES, SERIES E
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

         We will not redeem these Medium-Term Notes, Series E prior to the Stated Maturity Date. We describe the basic features of this type of note in the section called "Description of the Notes - Floating Rate Notes" in the accompanying prospectus supplement, as modified by the provisions described below.

Issue Price:                            100% of principal amount

Aggregate Principal Amount:             $300,000,000

Settlement Date
   (Original Issue Date):               March 24, 2000

Stated Maturity Date:                   March 25, 2002

Type of Note:                           Floating Rate

Form of Note:                           Book-Entry

Initial Interest Rate:                  6.67625%

Base Rate:                              LIBOR

Reporting Service:                      Telerate page 3750

Index Maturity:                         3 Months

Spread (plus or minus):                 Plus 0.43% per annum

Interest Payment Dates:                 June 25, September 25, December 25
                                        and March 25 (commencing June 25, 2000)

Interest Reset Period:                  Quarterly


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Interest Reset Dates:                   Same as Interest Payment Dates

Calculation Agent:                      The Chase Manhattan Bank

Use of Proceeds:                        TRW will use the net proceeds primarily
                                        for the repayment of a portion of the
                                        Company's commercial paper borrowings.
                                        As of March 21, 2000, TRW had $2,153
                                        million of commercial paper outstanding
                                        bearing interest at a weighted average
                                        rate per annum of 6.14% and having due
                                        dates that range from overnight to 195
                                        days.

Selling Agents and                      Goldman, Sachs & Co.
Agents' Capacity:                       Principal ($252,500,000)

                                        J.P. Morgan Securities Inc.
                                        Agent ($26,500,000)

                                        Salomon Smith Barney Inc.
                                        Principal ($21,000,000)

Selling Agents' Discount and
Commission:                             0

Plan of Distribution:                   The Selling Agents that acted as
                                        principal purchased the Floating Rate
                                        Notes as principal in this transaction
                                        for resale to one or more investors or
                                        other purchasers at varying prices
                                        related to prevailing market conditions
                                        at the time or times of resale as
                                        determined by the Selling Agents.


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